Exhibit 10.43

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EMPLOYMENT CONTRACT

The undersigned:

ING Personnel VOF, hereinafter referred to as the “Company,” situated in Amsterdam, duly represented here by Mr. H. van der Noordaa and Mr. D. Laman Trip;

And

Mr. E.L. Steenbergen AAG residing at ‘s-Gravenhage;

This employment contract replaces the earlier employment contracts concluded between Mr. E.L. Steenbergen and the business units of ING Group. Any specific arrangements are included in an appendix.

Declare to have agreed as follows:

1.	Function / working hours

December 1, 1993 is used as date of entry into service for this employment contract. As of June 1, 2004, you have been appointed as director of the Retail Division of ING Nederland, with RVS as focus area.

You will be available to work full-time during the work week for the Company.

2.	Term of the contract

This contract is concluded for an indefinite term and may be cancelled by either of the parties at the end of a calendar month. In such a case, you need to respect a term of notice of 3 months, and the Company a term of notice of 6 months.

The employment contract automatically ends on the first day of the month when you reach retirement age.

3.	Fixed salary

You are paid according to salary group II.

Your total fixed annual income amounts to € 155, 000 on June 1, 2004. This amount includes 8% leave pay and a thirteenth cheque.

The total fixed salary will be paid in 12 monthly payments.

4.	Bonus

Apart from the fixed annual income, the Board of Directors of the ING Group may annually award a discretionary bonus to you, depending on the goals achieved, which will be set in consultation with you.

The bonus will be paid within a reasonable term after it has been awarded, but at least six months after the end of the particular calendar year.

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You may transfer (a part of) the bonus to your pension, providing that the pension scheme or the (fiscal) legislation allows this.

Apart from any bonus, the Board of Directors of the ING Group could offer you the opportunity to participate in the Long Term Equity Ownership (LEO) Plan of the ING Group. This LEO Plan currently consists of a number of options, to be determined, to acquire (certificates of) shares and “performance shares.”

5.	Leave

You are entitled to 30 leave days per calendar year. In the year that you turn 55, this number is increased to 35 days.

6.	Pension scheme

You will join the Pension scheme for ING Board members from June 1, 2004, which is insured with Nationale-Nederlanden, upon transfer of the accrued pension to this pension scheme (basic pension scheme and available premium scheme).

Retirement starts on the first day of the month when the employee reaches the age of 62. Apart from this, you will receive a temporary pension for the period between the start date of the retirement and the first of the month when the employee turns 65. The temporary pension is meant to (partially) compensate employees who are not yet entitled to a AOW benefit (old age pension). The fact that insurance premiums (AOW/ANW/AWBZ) are still payable is also compensated.

The pension basis for the calculation of the old age pension equals the gross total fixed annual income less AOW deductible. This AOW deductible is adjusted annually in accordance with the applicable Board pension scheme. For every membership year, the old age pension amounts to 1.89% of the last pension basis specified before the retirement date. The maximum is 70% with 37 membership years. The partner pension and the orphan pension amounts to 70% or 14% of the final old age pension.

If you are or become entitled to a benefit in accordance with the health act or the WAO, this benefit will be deducted from the old age pension, the temporary old age pension and when applicable from the price compensation for the AOW/ANW/AWBZ premium.

The start pension will be adjusted according to the development of the consumer price index (CPI-all households, derived), published by the Central Statistics Bureau, though not more than 3% per annum, unless a different decision is taken.

The Board of Directors is at all times entitled, when you retire before the age of 62, to ask you to return to work and, in consultation with you, to apply your expertise and experience in all areas. This transfer shall take place at the time desired by the Company and this will not influence the conditions of employment specified in this employment contract.

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The Board of Directors is at all times entitled to, when applicable, request you to leave the service of the Company before the age of 62. In that case, the retirement regulation referred to under E in the board regulation shall be applicable.

7.	Reimbursement of expenses

a.	Representation fees

You will be reimbursed for representation fees incurred. This representation fee is intended for matters as indicated in the attached appendix. These expenses can then also not be declared separately. This fee, which will be paid in 12 monthly instalments, amounts to € 4,600 gross annually, of which € 1,000 is tax free.

The other business expenses incurred may be declared.

b.	Telephone—and fax fees

Given the extent of the business use of the private telephone and fax connections, the Company shall pay for the business calls made.

You will receive a fee of € 70 gross per month for the business use of the telephone. The amount after tax will be enough to pay the cost of the business calls during the calendar month. If the cost of the business expenses is higher, you may declare these extra business calls upon presentation of the specified note.

c.	Mobile phone

The company will give you a mobile phone. In accordance with the current fiscal regulation, more than 90% of the calls made from the mobile phone must be business calls. The tax department may have your mobile phone verified according to the standards set by it.

d.	Reimbursement of expenses during long-term sickness

In case of long-term sickness, the representation fees and the telephone and fax payments are suspended for the duration of the sickness. In this regard, sickness refers to a sickness that continues at the end of the month, following on the month when the sickness period started.

8.	Lease vehicle

As of June 1, 2004, you are entitled to a lease vehicle, with a maximum monthly lease price of € 1,855.00, including VAT and fuel expenses. This amount also includes the lease expenses of accessories to a maximum of 10% of the monthly lease price. This maximum lease amount shall be adjusted periodically based on the development of cost.

If you want to use this opportunity, the regulation concerning the acquisition and use of a lease vehicle applicable at the time will be given to you.

9.	Collective health insurance

You remain a member of the ING Group scheme.

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10.	Supplementary scheme with sickness / disability to work

The following rules will be applicable if you become sick / disabled to work:

•	As long as you are employed by the Company, you will receive 100% of your fixed annual salary for the first 52 weeks of the occupational disability;

•

After these 52 weeks, you may be entitled to a WAO benefit. The amount of the WAO benefit depends on the extent of the occupational disability, the age and the amount of the last gross fixed annual income insofar as this income does not exceed the maximum WAO payment basis. However, during the second year of the occupational disability (the first year of the WAO), the Company will supplement the benefit to 100% of the gross fixed annual income;

•

If and insofar as the occupational disability lasts for 80% or more thereafter, an occupational disability pension will be awarded after the termination of the employment contract due to the occupational disability, which will serve as a pension benefit until retirement age. The occupational disability benefit amounts to 70% of the positive difference between the fixed annual income and 261 times the maximum WAO day wage, regardless of the term of the employment and regardless whether the employment has been disrupted or not;

•	If and as soon as the occupational disability is less than 80%, the occupational disability benefit is adjusted and the conditions of employment are once again specified;

•	If the first day of sickness is after the age of 56.5, the adjustment will be made to 80% of the gross total fixed annual income until the employee reaches retirement age.

11.	Regulation concerning financing and insurance

You may take out a mortgage with one of the enterprises that form part of the ING Group. There will be a 25% discount, on a maximum of € 500,000 on the mortgage interest payable, if the mortgage concerns a residence occupied by you. In case of a savings mortgage, the interest on the accrued savings is calculated based on the applicable market rate.

In accordance with the applicable guidelines, you will be entitled to a staff discount on the banking and insurance products offered by the different branches of the ING Group.

In addition to this, you may use a blank credit facility at staff terms and conditions at ING Bank (Bank Office Staff) to a maximum of € 25,000. This facility will expire, barring in case of retirement or utilisation of the retirement regulation referred to in the Board regulation, upon termination of the employment, regardless of the cause thereof.

12.	Company savings scheme

You are entitled to the current profit sharing benefit.

You may make an arrangement with the Company that means that you become a member of the current savings scheme of ING.

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13.	Business relocation

If you have to relocate on request of the Company, an appropriate payment to reimburse the costs involved with this will be determined.

14.	Insurance with (business) travel

The Company concludes 24 hour continuous travel insurance for all countries in the world for you and your partner and any children living at home or studying who are younger than 27 years.

15.	Arrangements in case of accidents

You and your partner enjoy 24 hour accident insurance cover for both business and private activities and are applicable in all the countries in the world. In case of death, a benefit to the amount of 1.5 times the gross total fixed annual salary will be paid. In case of permanent disability, a benefit will be paid in proportion to the extent of the occupational disability. This benefit is a maximum of 3 times the total gross fixed annual income. Apart from you, the following parties may act as beneficiaries: your partner, your children or the Company.

16.	Gratification for long-term service

You will receive a long-term bonus upon 10, 25 or 40 years of employment, which amounts to 0.25 of the gross, 1 or 2 of the net monthly salaries.

17.	Payment upon termination of employment

Upon termination of employment due to occupational disability, participation in the retrenchment scheme or due to retirement, you will receive 3 times your last fixed monthly salary.

N.B.:

The long-term service bonus could be paid out tax free if a period of 25 or 40 years has been reached and if the respective long-term service exemptions were not used before.

18.	Death benefit

If you die before retirement date, your partner will receive a once-off payment equalling 4 times the last fixed monthly salary.

Your orphans will receive the following benefits:

•	A quarter monthly salary if the child is younger than 21 years old;

•	Half of your monthly salary if the child studies at the time and is older than 21 but younger than 27.

General: Arrangements sub 7. to 18.

The Company at all times reserves the right to, if and at the time it deems this necessary, change the arrangements specified above in sub 7. to 18. according to the circumstances. When it concerns important changes, the Advisory board will be given the opportunity to give its opinion before the Board of Directors make a decision about the change.

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19.	Special leave

In special circumstances (wedding anniversary, death of a family member, etc.) you may take special leave for a maximum of five days in consultation with the sponsor.

20.	Periodic occupational health check-up

You are obliged to undergo an occupational health check-up every two years, on invitation of the occupational health and safety service.

21.	Gifts

You are not allowed to – due to or in the execution of your duties – accept or negotiate, directly or indirectly, any provision, favour or payment in whatever form, or gifts from third parties while employed, without the prior consent of the Company.

The aforementioned stipulation is not applicable to standard corporate gifts.

22.	Other positions

You are not allowed to perform any advisory function or work from third parties, or work for your own account or as agent for third parties, without the prior written consent of the Board of Directors.

Before accepting or fulfilling any advisory functions, or other position, or before accepting any fees, you must ask the Board of Directors to consent to this.

The Board of Directors reserves the right to – for example, due to the time it will take – request that some or all of the payment goes to the Company before consenting to this.

23.	Code of conduct

a.	General Code of Conduct and confidentiality clause

ING Group has a General Code of Conduct. This code is available at (Work@ING) and serves as a guideline for the behaviour of all ING’s employees. This code, among others, obliges you to keep everything you learn about the operations of ING and its relations confidential. By signing this contract, you also declare your agreement with the content of the General Code of Conduct, as well as the obligations resulting from it. You will find the General Code of Conduct attached to this.

b.	Internet Code of Conduct

The stipulations above concerning the General Code of Conduct are also applicable to the Internet Code of Conduct of the ING Group. If you have an internet connection to perform your duties, this Code of Conduct is also applicable to you.

c.	Compliance arrangements

ING has the following compliance arrangements concerning inside information:

•	The Regulation concerning Inside information (RiV)

•	The Insider regulation (IR)

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The insider regulation is applicable to your position. (Apart from this, you also have a reporting obligation in accordance with the Regulation concerning Inside information). The Compliance Bureau Nederland will give you more information in this regard.

d.	Business Principles

There are “Business Principles” applicable within ING. These principles are determining for the actions of ING in all its business transactions. For ING, these principles form fundamental values and standards, which is central to everything that ING and its employees do. It is thus very important that you take note of these “Business Principles.” You will find these “Business Principles” on the Intranet under “Corporate Guidelines.” ING expects you to comply with these standards and values.

24.	Confidentiality clause / company property

You are not allowed to disclose anything about the ING Group, its components or the companies affiliated to it, insofar as this is not in contradiction with the legal obligation to disclose the information in Court. This confidentiality obligation is also applicable after the termination of the employment, regardless of the cause thereof.

Upon termination of the employment, all company property, including documents and similar items, which are in the broadest sense related to ING and your position, will be returned to the Company.

25.	Final conclusions

ING CAO is not applicable to this contract.

The Board regulation forms an integral part of this employment contract.

This contract is governed by Dutch law.

Signed as such in Amsterdam, on May 19, 2004

[signature]	[signature]
Mr. H. van der Noordaa	Mr. D. Laman Trip

In agreement	:	Mr. E.L. Steenbergen AAG
Date	:	[handwritten:] June 1, 2004
Signature	:	[Signature]

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Appendices:

•	Management regulations

•	Representation costs payment

•	Reporting sick procedure

•	General Code of Conduct ING Group

•	Directors’ pension scheme (to be sent later)

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The Netherlands

Dr. D Laman Trip

Chairperson Management ING The Netherlands

Dr. E.L. Steenbergen AAG

[home address]

Date

May 19, 2004

Subject

Employment contract + appendices

Dear Mr. Steenbergen,

With regard to your appointment, from June 1, 2004, as director of the Retail division ING Nederland, with attention area RVS, I am pleased to herewith offer you a new Employment contract, subject to the approval of the Pension and Insurance Chamber. You also receive a copy of the Management regulations that form part of your Employment contract.

The position of Director of the division ING Nederland, with attention area RVS, has been weighted and grouped in salary group II.

Salary group II has a minimum of € 155,000,— and a maximum of € 190,000,—.

Your fixed annual income, effective June 1, 2004, is set at € 155,000,— gross. This annual income, which will be paid in twelve monthly installments, includes 8% holiday bonus, as well as a thirteenth check.

You also, due to your transfer to Ede, come into consideration for the following relocation expenses.

1. Transport costs, including packing and unpacking.

2. Fit-out costs, 1 monthly salary (€ 12,917,—) (net to € 5,445,—, any more will be provided gross).

3. Transfer tax for, at most, the sale price of the current residence.

4. Mortgage loan costs, including handling fees and costs of the mortgage deed, including cadastral rights, taxation costs and administration costs (gross);

5. Reasonably incurred broker’s charges, once-off, in respect of either buying or selling a residence.

6. Notarial charges in respect of purchasing the residence (deed of transfer or transfer of title)

Amstelveenseweg 500, Amsterdam	E-mail: d.laman.trip@ing.com
P.O.Box 810, 1000 AV Amsterdam	www.ing.com
Telephone (020) 541 54 06
Fax (020) 541 54 97

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7. Should the employment contract be terminated, at your request, within a period of three years, the relocation costs should be reimbursed, to be calculated from the date that the payment of the relocation costs had taken place. At the same time it also applies that, for every year the employment lasted, after paying the relocation costs, a third of the total amount, paid out, need not be reimbursed.

The costs, stipulated under 4, are deductible, those mentioned under 3, 5 and 6 not. In that regard these costs will be “grossed up.”

Please return one dated and signed (for your agreement) copy of this employment contract to Talent Management & Graduate Recruitment Nederland/Directie Aangelegenheden, Mrs. M.S. Massée, Location code WT 16.04, P.O.Box 810, 1000 AV AMSTERDAM.

I wish you every success in this new position and trust that you will continue making an important contribution to ING Group in this role.

Yours sincerely,

[signature]